Exhibit 99.1

NEWS RELEASE
Corporate Headquarters 1000 Six PPG Place Pittsburgh, PA 15222-5479 U.S.A www.ATImetals.com	Contact: Dan Greenfield 412-394-3004

Allegheny Technologies Confirms Tentative Agreement with USW

Pittsburgh, PA, February 22, 2016 – Allegheny Technologies Incorporated (NYSE:ATI) confirmed today that it has reached a tentative agreement with the bargaining committee of the USW on a new contract covering over 2,000 employees at the Company’s flat rolled products business and other locations.

The tentative agreement is subject to ratification by USW members. That process is likely to take two or three weeks.

Creating Value Thru Relentless Innovation®

Allegheny Technologies Incorporated is one of the largest and most diversified specialty materials and components producers in the world with revenues of approximately $3.7 billion in 2015. At December 31, 2015, ATI had approximately 9,200 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty materials solutions. Our major markets are aerospace and defense, oil and gas/chemical and hydrocarbon processing industry, electrical energy, medical, automotive, food equipment and appliance, and construction and mining. The ATI website is www.ATImetals.com.